Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Elects Gunner Smith to Board of Directors

PITTSBURGH, PA, September 29, 2023 – Howmet Aerospace Inc. (NYSE:HWM) announces that its Board of Directors has elected Gunner Smith, President – Roofing, Owens Corning, to serve as an independent director on the Board, effective September 29, 2023.

“Gunner brings to the Howmet Board extensive business perspectives and manufacturing and sales expertise that will be complementary to our current board and which are highly valued in our evolving, competitive environment,” said John C. Plant, Executive Chairman and Chief Executive Officer.

Mr. Smith is currently the President of Owens Corning’s roofing business. He became a member of the Executive Committee of Owens Corning in August 2018. Prior to 2018, Mr. Smith served as the Vice President of Distribution and Home Center Sales for the roofing business at Owens Corning. From 2008 to 2018, he held various positions leading sales, marketing and pricing efforts for that business. Before joining Owens Corning, Mr. Smith was the National Sales Manager for the Georgia-Pacific brand at PlyGem Siding Group.

Mr. Smith holds a Bachelor of Business Administration from Mississippi State University and pursued continuous education from The University of Chicago Booth, UNC Kenan-Flagler Business School, and Texas McCombs School of Business.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.